Short-Term Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$13,760
Class B	$347
Class C	$1,013
Class F-1	$1,093
Class F-2	$70
Total	$16,283
Class 529-A	$325
Class 529-B	$14
Class 529-C	$62
Class 529-E	$17
Class 529-F-1	$47
Class R-1	$18
Class R-2	$41
Class R-3	$51
Class R-4	$27
Class R-5	$1,547
Total	$2,149

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1120
Class B	$0.0752
Class C	$0.0726
Class F-1	$0.1092
Class F-2	$0.1196
Class 529-A	$0.1056
Class 529-B	$0.0686
Class 529-C	$0.0686
Class 529-E	$0.0935
Class 529-F-1	$0.1178
Class R-1	$0.0736
Class R-2	$0.0700
Class R-3	$0.0927
Class R-4	$0.1091
Class R-5	$0.1221

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	176,817
Class B	7,301
Class C	20,164
Class F-1	12,966
Class F-2	1,712
Total	218,960
Class 529-A	4,621
Class 529-B	346
Class 529-C	1,556
Class 529-E	264
Class 529-F-1	549
Class R-1	284
Class R-2	971
Class R-3	625
Class R-4	362
Class R-5	13,024
Total	22,602

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$9.85
Class B	$9.85
Class C	$9.85
Class F-1	$9.85
Class F-2	$9.85
Class 529-A	$9.85
Class 529-B	$9.85
Class 529-C	$9.85
Class 529-E	$9.85
Class 529-F-1	$9.85
Class R-1	$9.85
Class R-2	$9.85
Class R-3	$9.85
Class R-4	$9.85
Class R-5	$9.85